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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): March 2, 2001



                               US DIAGNOSTIC INC.
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             (Exact name of registrant as specified in its charter)


                                    DELAWARE
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                 (State or other jurisdiction of incorporation)


        1-13392                                            11-3164389
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(Commission File Number)                       (IRS Employer Identification No.)


250 Australian Avenue, Suite 900, West Palm Beach, Florida             33401
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(Address of principal executive offices)                            (Zip Code)



Registrant's telephone number, including area code: (561) 832-0006
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ITEM 5.  OTHER EVENTS

On March 2, 2001, US Diagnostic Inc. (the "Company" or "USD") announced it has elected three new members to fill vacancies on its Board of Directors. Jack Howard, Francis Hussey, MD, and Glen Kassan were added to the Company's existing slate of four directors. Mr. Howard and Mr. Kassan were added at the request of the Company's largest shareholder, Steel Partners II, L.P. Dr. Hussey is also a significant shareholder.

The Company also announced that its discussions regarding a proposed merger with International Radiology Group, LLC have been suspended. Each company believes that it may be in the best interests of its own shareholders to resume the talks at a future date.

On March 19, 2001, the Company announced that it intends to seek a restructuring of certain obligations and covenants under its 9% Subordinated Convertible Debentures due 2003 (the "Debentures") and its 6-1/2% Convertible Notes due June 2001 (the "Notes"). The Company also announced that it is in negotiations to retain an investment banker to review its strategic alternatives and to advise it on the debt restructuring.

Although USD has not completed the preparation of its financial statements for the fiscal year ended December 31, 2000, it has determined that it will not have Consolidated Net Worth of $18 million at year-end. As a result, under the Debentures the Company is prohibited from incurring certain types of debt and would be required to offer to purchase a portion of the Debentures. The Company will seek a modification of certain provisions of the Debentures, including the repurchase obligation, the consolidated net worth covenant and the covenant that limits the Company's ability to borrow.

Based on its current estimates, the Company anticipates that, absent completion of additional center sales or the availability of additional short term liquidity, its current cash and cash generated from operations will be sufficient to meet its anticipated cash needs (other than amounts required to repurchase Debentures as described above) to approximately June 2001; however, if its principal repayments can be appropriately restructured, USD believes that its cash flow will be sufficient to permit it to complete the sale of the remaining centers over time, although there can be no assurance in this regard.

In the event that the above described restructuring and modifications are not obtained, there can be no assurance that the Company would be able to continue the operation of its imaging centers pending their sales, and the Company would be required to pursue other options which could include executing its Plan of Restructuring under the reorganization provisions of the federal bankruptcy laws.

In light of the above described matters and other factors, it is unlikely that the Plan of Restructuring would result in net proceeds available for distribution to its common stockholders within the original estimate of $1.30 - $1.78 per share of common stock. Given the uncertainties described above as well as the other factors, USD is not currently in a position to provide a revised estimate. Furthermore, the Plan of Restructuring will not be completed by the original earliest anticipated date of March 31, 2001.

The Company's press releases are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.


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

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

     (c)          Exhibits

                  99.1     Press release of US Diagnostic Inc. dated March 2,
                           2001.

                  99.2     Press release of US Diagnostic Inc. dated March 19,
                           2001.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    US DIAGNOSTIC INC.


Dated:  March 22, 2001              By: /s/ P. Andrew Shaw
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                                       P. Andrew Shaw
                                       Executive Vice President and Chief
                                       Financial Officer


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